[Unitrin Logo]

Annual Meeting of Shareholders

Chicago, Illinois

May 4, 2005

We will now commence the informal session. Comments made during the following presentations may contain projections or forward looking statements that reflect management's current views with respect to future events and financial performance. No assurances can be given that these events or performances will occur as expected and actual results may differ materially from those currently anticipated or projected based on a number of important factors and risks, which are more specifically identified in the Company's most recent financial reports filed with the SEC.

And now I would like to introduce Don Southwell, Unitrin's president and chief operating officer who will review the company's results of operations with you.

Mr. Donald G. Southwell (President and Chief Operating Officer):

Thanks Dick.

Slide 2 (2004 Highlights)

2004 was a great year for your company! Unitrin experienced record high premium, record high consumer finance revenues and record high operating profits. It is especially gratifying that operating results improved in all six of our operating segments. Two segments---Fireside Bank and Unitrin Specialty---posted record earnings.

We also invested in our businesses for the future and were able to generate growth in an insurance marketplace that is seeing premium rates stabilize or in some instances decline. Additionally we continued to progress toward our strategic objectives.

Slide 3 (Brands - Insurance)

Unitrin's insurance operations consist of several separate insurers, each focused on a unique niche. Each of these companies have separate managements and are run quite autonomously. We have centralized only a few functions--such as the data center, investing, cash management and employee benefits--where it has made good business sense to do so. But we believe that it is important to have good solid, focused businesses run by competent managers that are compensated to achieve agreed upon goals and strategies. This in turn will increase shareholder value.

This past year we have strengthened our branding by making the Unitrin name more prominent in these businesses. A good example is Kemper Auto and Home. We believe the Kemper name has real value with agents and the general public and plan to use it indefinitely. But we have made Unitrin a much more prominent part of that brand as you can see from the logo.

Slide 4 (Brands - Fireside Bank)

Unitrin's other business is consumer finance which is comprised of Fireside Bank, one of the oldest and most highly regarded companies of its kind in the Western United States. Fireside specializes in automobile loans, primarily for the purchase of pre-owned autos. Fred Reichelt, president of Fireside Bank, will discuss his operations later in this presentation.

Slide 5 (Earnings Per Share)

Thanks largely to the results of these operating companies, earnings per share increased by 92% in 2004 to $3.51. This result continued a nice progression from 2002 which was the only year in which Unitrin has ever experienced a net loss. 2001's results included a $562 million gain realized when Northrop Grumman acquired our ownership of Litton Industries. But when you exclude the impact of realized gains and investee results, earnings per share from operations of $2.71 in 2004 represents an all time high for Unitrin since its inception in 1990.

Slide 6 (Blueprint for Growth)

Now let's talk about a few of the substantial investments that we have made and will continue to make as we pursue our goal of long-term profitable and sustainable growth. In the year 2000 we created from scratch a new channel in which to market auto insurance directly to consumers. This company, which we named Unitrin Direct, wrote over $200 million of auto premiums in 2004 and earned its first quarterly profit in the 4th quarter.

In 2002 we acquired Kemper's personal lines insurance business, including systems, offices and employees, through a renewal rights transaction. This $700 million book of business has surpassed our expectations and produced $27 million of net income for us in 2004. And 2005 is off to a tremendous start as the company earned nearly $21 million of net income with a combined ratio of 93 in the first quarter.

In recent years we have been consolidating the operations of our three career agency life insurance companies -- first by consolidating smaller, unprofitable field offices and agencies and more recently by consolidating the home offices into a new facility in the St. Louis area. This has resulted in a lean and highly focused insurance operation.

Until the mid-1990's Fireside Bank maintained operations only in California. It has since then expanded to 10 other states. This expansion will continue at a moderate pace in those markets where we believe the business environment is right for Fireside's products.

And effective this past January 1st, we created UBI, Unitrin Business Insurance, to focus exclusively on the sale of commercial insurance products. In order to make UBI as competitive as possible in the small commercial marketplace, we are in the process of investing $17 million to upgrade and enhance its systems and ease of doing business.

The nucleus of Unitrin Business Insurance is the commercial lines business of the former Multi Lines Insurance operation whose personal lines business is being transferred to Kemper Auto and Home. This transfer and consolidation will increase Kemper Auto and Home's premium to nearly $1 billion--all of it preferred and standard personal lines business sold though independent agents. This increase in critical mass enhances our ability to invest in product and technology while lowering expense ratios.

Slide 7 (Revenues, Excluding Realized Gains)

Our revenues from operations have grown at an annual rate of 13.1% since 2000 largely due to the Kemper Auto and Home acquisition, organic growth in Unitrin Specialty and the creation of Unitrin Direct. The growth from 2003 to 2004 slowed primarily due to two factors--the loss of premium as we completed the re-underwriting of UBI's commercial book of business and the beginning stages of a softening property / casualty market. As the market continues to soften we believe that growth will be more difficult to achieve. We are committed to maintaining adequate profitability even if it means some loss in premium income rather than trying to be competitive in markets where premium rates are too low.

Slide 8 (Invested Assets)

Key to the success of any insurance operation is the investment return on its assets. While insurance companies strive to make money at the underwriting line, it is important to supplement underwriting income with healthy investment yields.

This chart shows an average increase in Unitrin's invested assets of 9.1% per year since 2000. And when we look at the total investment income on these assets which includes realized gains we are very pleased with our performance. In fact 2004 had a 28% increase in total investment income over 2003. This was largely due to higher levels of fixed maturities and $45 million more realized gains, primarily from the sale of a portion of our holdings in Northrop common stock. The years of 2000 and 2001 experienced higher than normal investment gains of $140 million and $568 million respectively. As I mentioned earlier, the 2001 gain was largely the result of the acquisition of Litton Industries by Northrop Grumman.

Slide 9 (Total Shareholder Returns)

Unitrin was created in 1990 from a spin-off from its former Parent company, Teledyne. Since then the total return to an initial shareholder, assuming the reinvestment of dividends into Unitrin stock, would have been 445%. This compares favorably to the comparable S&P 500 return over this same time period of 391%. On an annual basis the average annual return has been 12%. These returns include total cash dividends through this period of $1.3 billion and the distribution of Curtiss-Wright shares valued at $2.91 per Unitrin share or $196 million. In addition we have also repurchased $1.5 billion of Unitrin common stock since 1990.

Slide 10 (Kemper Auto and Home)

Now I would like to take a look at our operating company results starting with our newest and largest company, Kemper Auto and Home. Thom McDaniel, President of this company, will provide more background in a moment but as you can see it has experienced a very good year in 2004. The losses in 2002 and 2003 were expected. They resulted from the nature of a renewal rights transaction which incurs the full expenses plus transition costs right away while the earned premium revenues and investment income take a while to build up to critical mass. Thom, please provide some additional insight into your company's operations.

Mr. Thomas S. McDaniel (President, Kemper Auto and Home):

Slide 11 (Kemper Title Page)

Thanks, Don. I would like to share with you additional information about Kemper Auto and Home which is coming up on 3 years with Unitrin. Our association with Unitrin to date has gone very well from the Kemper Auto and Home perspective and we hope that our shareholders also feel that way.

Slide 12 (KAH States of Operation)

Kemper Auto and Home operates in 39 states truly coast to coast and border to border. Typically, we avoid small states or states with histories of regulatory challenges such as New Jersey, Massachusetts, or states with very small volumes such as the Dakotas, Rhode Island and Nebraska.

Our physical plant to service the business reflects the distribution of the business. As you are aware we announced the consolidation of MLI and KAH personal lines in October. Prior to that time, both organizations had offices in Dallas and Milwaukee. The consolidation of those offices to one location in each city for personal lines is complete. As a result of the consolidation we will close the Albany Oregon office, not shown here by 3rd quarter and we have closed the Nashville office. Collectively, we will operate from four fewer locations that will generate expense savings. We also consolidated our catastrophe office that formerly was a separate facility in Charlotte, North Carolina, into our main claims office located in that city eliminating one additional location and the infrastructure costs associated with that.

Going forward, we will operate the nine facilities listed here.

Slide 13 (Network of Agents)

We have nearly 2,400 independent agencies serving almost 800,000 policyholders nationwide. Franchise agents account for 9% of KAH agencies (and 35% of our total Written Premium). Average Franchise Agency's Annual Written Premium is approximately $1.5 million.

To win the designation Franchise Agent, profit is a key component. They get a slightly enhanced contract for their accomplishment. Results show that in agencies where we are one of the lead markets for them we have better loss ratios. Hence, we have fewer agencies but we very much jockey for position in the agencies we are in.

Slide 14 (Distribution of Business Map)

Our top 10 states are shown above with the top 5 in blue, and the next 5 in green. You will notice that our top 10 states give us great diversity in our portfolio as to catastrophe loss, and regulatory action.

There is a sizeable drop off from state number 4, California, to state number 5 Connecticut. We are very much focusing our growth efforts on those states in the 5 to 10 slots as we have sufficient volumes in those states to set rates well. Further, we know the regulatory and legal climates in those states and have an existing distribution plant. We want to "grow what we know".

Slide 15 (Product Profile -- Core Lines of Business)

Core lines of business offered by KAH includes Personal auto, homeowners, umbrella, boat, and personal property protection.

Slide 16 (Product Profile -- Premier Product)

Our premier product is Package Plus, which combines auto and home policies, and provides better coverage for a lower price.

The package policy is sold as a convenience. There is one transaction for the customer and one payment to take care of all of their needs. We give a bit broader coverage for these customers and a price break. This business has better loss ratios than our mono line business even with the extra coverage and discounts. There are few companies that offer true package policies, we believe, because their automation does not support it. A significant portion of our Agency Force very much likes this package offering and it makes us different.

Slide 17 (Product Profile -- Additional Coverages)

Additional types of coverage we offer includes insurance for Collectibles, Blanket Valuable Items or Scheduled Personal Property for items such as silverware and jewelry, Auto Repair or Replacement that replaces with a new car if our insured's vehicle suffers damage beyond a percentage threshold of the ACV, and Identity Fraud Expense.

Slide 18 (KAH - First Quarter Results)

Earned premiums on the quarter were off by half a million though operating profits were up 17 million. Premiums are earned monthly over the life of the policy so earned premiums are very reflective of past volumes of business written. In the most recent quarter, retention ratios on our customers showed very nice improvements believed to be attributable to the fact that policy conversion from Lumbermen's to Unitrin companies is now complete and that customers are no longer seeing such huge rate increases on renewal as the rate environment has moderated quite a lot. We are not seeing the large rate increases go through, nor are they needed, that we have seen in the past. This is good news for customers and they are staying with us.

Loss ratios and combined ratios are nicely improved. Catastrophe losses on the quarter were slightly higher than in the same quarter in 2004. Even with this extra catastrophe loss, loss ratios improved significantly. A number of factors conspired to make this happen including the effectiveness of the KAH automated underwriting processes where we use sophisticated pricing and underwriting models to quote prices, or decline certain segments of business that we do not get paid adequately for. Paid severity, the average amount paid by type of coverage has been very flat, and loss frequencies have been very low. Also, the large rate increases of the past are still being earned making prices more adequate.

This is partially offset by higher expenses as we invest in our technology to consolidate the businesses and make certain that our products and efficiency driving automation remain state of the art.

Slide 19 (Combination of MLI Personal Lines)

During the first quarter we welcomed 169 Multi Lines Insurance employees to Kemper. The overall reduction in employee count for personal lines between KAH and MLI has been significant, however. While painful, we expect this to result in more competitive expense ratios, and we have been better able to leverage our technology.

We previously mentioned the completed consolidation of personal lines offices in Dallas and Brookfield, Wisconsin.

We centralized Customer Service functions for MLI policies into Stevens Point, Wisconsin. Previously, MLI had small staffs in each branch office. With the consolidation we were able to deploy the KAH call center management software using the company network to extend existing software from our Scranton office. By having the call volume and call queue management in place, we have achieved improved service levels with fewer employees.

We plan to introduce 24-Tiered Auto Programs this summer in 12 states (containing 79% of former MLI business). We currently have our pilot running in Texas auto with encouraging results. This more sophisticated pricing structure should facilitate better retention and continued profitability for the MLI personal lines when we move these renewals to KAH systems and products.

We expect to integrate the Claim and Statistical systems by July 1, with new claims operating on one system by that time. During the third quarter, we will then move all open claims from the MLI claims system, called CHS, to the KAH claims system. This should save operating expenses upon completion.

Our proprietary agency facing software that allows agents to quote, issue policies and service in force business is called Right Price Web. We plan a major upgrade in this system during the third quarter. This will be the latest technology and we have demonstrated the software with our agents with very positive results. Ease of learning the system and intuitive usage seems to drive agent adoption of a system and this system will score highly on those fronts.

Finally, with the easier to use system and the enhanced pricing structures in place, we expect to begin converting MLI personal lines policies to KAH systems during 1st Quarter, 2006

Slide 20 (KAH Today)

Personal Lines has become very technical in terms of pricing capabilities and processing systems. KAH is deploying much finer pricing segmentation to meet these needs and we have very good tools and technical staff to work with.

The higher volume of business after consolidation of MLI/KAH will allow us to leverage our technology investments better. Building one thing and doing it better should produce better expenses and more effective technologies, in short a better business outcome.

To date, agents have been very receptive and responsive, and we are excited about our prospects. We believe based upon their feedback that agents see a need for a significant national marketer in personal lines and we are gaining ground on becoming that market.

That concludes my remarks and now I would like to turn it back to Don.

Mr. Donald G. Southwell (President and Chief Operating Officer):

Slide 21 (Unitrin Direct -- Investing for Growth)

Thanks Thom.

Unitrin Direct was a start-up operation in 2000 and was augmented in 2002 with the acquisition of Kemper Direct which was part of the Kemper transaction. This company markets auto insurance directly to consumers primarily through direct mail, television advertising, web insurance portals, click-thrus and its own website, "UnitrinDirect.com".

As with most start-up operations, it required a large up-front investment in people and systems while the volume of premium revenues and investment income came in at a slower pace. The losses shown were as expected and we are now beginning to reap the fruits of our labors with the first quarterly profit experienced in the 4th quarter of 2004. And this has been followed by a profit in the 1st quarter of this year of nearly $1 million

Slide 22 (Unitrin Specialty)

Unitrin Specialty provides personal and commercial, non-standard auto insurance. Although profitability increased nicely in 2004, premium revenues declined largely due to increased competition in a softening market. Non standard auto often leads the way into either a softening or hardening market. And we are always willing to give up a little growth in premiums if it will result in maintaining adequate profitability. This operation posted a combined ratio of 94.5 in 2004 which was slightly better than its 95.5 in 2003.

Slide 23 (Multi Lines Insurance)

Our Multi Lines Insurance Segment has shown tremendous improvement over the past several years largely due to the re-underwriting of our commercial book of business and hefty rate increases. As a result of this re-underwriting the business has shrunk from a high point of $584 million in 2002, despite significant rate increases taken since then.

As I stated before, effective this past January 1st, we have transferred the personal lines business to our Kemper unit and created Unitrin Business Insurance to focus on the commercial insurance needs of our agents and customers. As part of this restructuring we are investing in new infrastructure and systems capabilities. We have also re-engineered the marketing component of this company by creating account executives with responsibility for both growth and profit. We are pleased with the progress UBI has made thus far and with the response of agents to our new structure and plans.

Slide 24 (Life and Health Insurance)

We are also very pleased with our life and health insurance operations which had operating profits of $97 million in 2004, a 41% increase over 2003.

There has been quite a bit of restructuring in our career agency operations over the years. This has included the consolidation of marginal agencies and field offices as well as the consolidation of three home offices into one location in the St. Louis area. These changes have not only lowered expense ratios but they have helped to stabilize our field force resulting in top line growth over the past three years.

We have also seen good results in Oklahoma City based Reserve National which experienced a record year with respect to both premium revenues and operating profit. This company has consistently met or exceeded our expectations every year since its acquisition in 1998.

Slide 25 (Consumer Finance)

Fireside Bank, under the direction of Fred Reichelt, has chalked up another stellar year with record top line revenues and operating profit. We are very pleased with the consistent performance that this company has achieved year after year and it is my pleasure to have Fred come up here and go into a bit of detail about his company's operations.

Mr. Fred H. Reichelt (President, Fireside Bank):

Slide 26 (Fireside Bank Logo)

Thank you Don and Good morning.

Over the next few minutes I'd like to reacquaint you with Unitrin's consumer finance operations, which are conducted through its one banking subsidiary, Fireside Bank. Fireside, like most of Unitrin's subsidiaries, has a long operating history -- In Fireside's case, over 50 years.

Slide 27 (Fireside -- Consumer Finance Segment)

Fireside is a California State Bank. Within the State Banking Regulations it is chartered as an industrial bank, which exempts it and Unitrin from the Bank Holding Company regulations. Fireside's headquarters are in Pleasanton, California, and it has 27 branches located throughout the state. In addition, over the last ten years we have opened six loan production offices in Arizona, Oregon, Washington, Colorado, Kansas, and Minnesota. These offices originate loans and service accounts but do not accept deposits. Fireside's loan production also reaches into Idaho, Utah, Missouri and New Mexico through marketing representatives in those states.

All of Fireside's loans are secured by automobiles.

And all loans made are held in our portfolio and are funded by certificates of deposit which are insured by the FDIC.

Slide 28 (Fireside's Goals)

We have as a primary goal achieving a return on equity of at least 15%. This will allow Fireside to grow with internally generated capital while continuing to pay dividends to Unitrin and still maintain a capital base acceptable to our banking regulators.

The next three goals are how we will achieve that return on equity, and represent the critical aspects of our business plan.

In order to reach the ROE goal we must continue to grow our loan portfolio. However, we must underwrite our loans prudently for the market segment we are in.

Given the nature of our borrowers we will have delinquent accounts; however, our goal is to keep those accounts from becoming seriously delinquent. We do this through an understanding of borrower psychology acquired over the last 50 years coupled with the latest technology and collection techniques.

Finally, when we do have accounts that default, we will pursue the borrowers aggressively and relentlessly to recover the balances.

Given these goals which have changed very little, here's how we have performed over the last seven years.

Slide 29 (Fireside Bank -- Last 7 years)

We have had an average return on equity that matched our goal of 15%. Our assets, primarily our loan portfolio, have grown at 8% per year. All of that growth was generated internally. And finally, net earnings have grown at a compound rate of just under 20%.

Looking back quickly at our 2004 results, return on equity was 17%, slightly above our goal.

Growth in our loan portfolio was somewhat less than we would have liked, at 7%, due primarily to an unsettled auto finance market.

And earnings grew 14% over 2003.

In addition, at the end of 2004 we reached new financial highs, including:

Slide 30 (Fireside Balance Sheet)

Assets for the first time topped $1.1 billion. Of which $1 billion was in our loan portfolio that consisted of over 170,000 individual loans. We had 9,000 deposit accounts outstanding, which provided $900 million, our primary source of financing.

Since the time Unitrin was organized (15 years) shareholder equity has grown from $24 million to $165 million, a capital base very comfortably above banking regulatory requirements, this growth occurred while Fireside paid Unitrin $86 million in dividends.

Slide 31 (Fireside Market Coverage)

Today we write loans in 11 states reaching as far east as the Mississippi River. Our approach to geographic expansion is to pick larger urban areas where our loan products have the most appeal and our automobile dealer clients are concentrated.

We deliberately skip over states which are not conducive to consumer lending or whose volume of auto loan production currently doesn't warrant representation.

You can see that there is much potential geographic growth ahead.

Slide 32 (Fireside Lending in 2004)

We made 639 million of loans in 2004.

Our lending practice is known as indirect lending -- The loans are originated in auto dealerships and then offered to us for purchase. We then review the loans individually and decide whether to purchase them from the auto dealers.

The type of borrower our loans are designed for are those who cannot meet prime borrowing criteria mainly due to past credit problems often caused by job loss, medical bills, or divorce, but who have since shown improvement in their credit worthiness.

Slide 33 (Fireside Contracts Purchased from Dealers)

In 2004 we did business with over 4700 dealers. In spite of our growing geographic profile, 2/3 of our business still comes from California.

However, as our new offices gain market share, which is a time-consuming process in this business, we will come to rely more and more on our outstate production.

This growth will also work to our favor in minimizing the risk from regional economic problems.

Slide 34 (Fireside Results of Operations)

Now let's look at how the financials came out for 2004. Revenues increased by 4%. However, as you will see in a few minutes, 2005 has gotten off to a much faster start.

Interest expense actually decreased in spite of our 7% growth in outstanding due to continued lower interest rates through most of 2004.

We had very good experience on loan losses resulting in a drop of 15% in our provision. However, this improvement came at a cost in expenses.

Expenses were up 17% due to the investment in collection personnel, technology, marketing representatives and outstate expansion, all of which will continue to reap benefits in the future.

This gave us an increase of 15% in operating profit and a return on equity of 17%.

Slide 35 (Fireside Net Income Trend)

This profitable year has extended the positive pattern we have set over the last 15 years and particularly the last seven.

Slide 36 (Fireside 1st Quarter Results)

For 2005 we are off to a strong start with our first quarter results.

New loan volume in the first quarter was $188 million, 10% ahead of our plan and 22% ahead of last year's first quarter.

Revenues, up 5% in the quarter, have not seen much of the effect of the increased volume yet, but will as the year progresses. With the current increase in interest rates we are beginning to see the effect on our interest expense which is also up 5%.

We continue to experience excellent results on loan losses which has reduced our provision by 26%. Expenses have increased 13% as we have continued adding collection personnel and marketing help to stay ahead of our significant increase in volume.

For the quarter we have a 33% increase in operating profit, a 35% increase in net income, and a 19% return on equity.

Slide 37 (Fireside Prepared for Growth)

Although Fireside is 55 years old, it has much growth ahead as we continue to expand geographically. We believe we are well prepared for that growth.

We have over 50 years of experience in the non-prime lending market which has helped us navigate around the problems that have affected some competitors.

Through our FDIC insured deposits we have an adequate source of relatively inexpensive funding.

We are fortunate to have a very experienced management group with lengthy tenure at Fireside Bank.

We have been able to raise the capital for our growth through internal profitability, while paying dividends to Unitrin and maintaining a very conservative level of capital, which has more than met banking regulatory requirements.

Over the fifteen years of Unitrin's history, our business plan, based on measured growth, highly responsive service, demanding expectations and unwavering credit discipline has resulted in consistent growth in net income through multiple economic downturns and market disruptions and we look for continued growth in the years ahead.

Now I would like to turn this over to Eric Draut who will review Unitrin's quarterly results for 2005.

Mr. Eric J. Draut (Executive Vice President and Chief Financial Officer):

Slide 38 (Unitrin 1st Quarter Results)

Thanks Fred.

Slide 39 (Revenues)

Total revenues increased from $745 million for the first quarter of 2004 to $747 million for the first quarter of 2005. A $12 million increase in net investment income was largely offset by lower realized investment gains.

Insurance premium revenues were largely flat with a $11 million increase at Unitrin Direct partially offset by an $8 million drop in the Unitrin Specialty segment. Unitrin Direct premium volume continues to grow.

Slide 40 (Net Income)

Total net income increased by $20 million to $68 million or $.99 per share in the first quarter of 2005 largely due to the 72% increase in net income from operations. Net realized investment gains were $8 million lower after-tax due to the sale of a portion of our investment in Northrop Grumman during the first quarter of 2004.

Slide 41 (Net Income from Operations)

Unitrin reported record first quarter net income from operations in 2005. All of our business segments reported higher operating income except Unitrin Specialty. The biggest improvements were at Unitrin's Kemper Auto and Home segment as Thom discussed and at our life and health insurance segment which improved by $7 million due to higher net investment income and lower life insurance policyholder benefits.

Slide 42 (Investments at Market Value)

We continue to strive to manage our investment portfolio prudently, balancing the risk associated with our concentrated equity holdings in Northrop Grumman, UNOVA and Baker Hughes with a conservative fixed income portfolio comprised primarily of high grade corporate bonds, municipal bonds, agencies and treasuries.

Our investments in fixed maturities have increased by $535 million since the end of 2003 due to a higher level of investments that results from improved operating cash flow, investment of a portion of our short-term investments into longer term fixed maturities, and the reinvestment of the proceeds from our sales of Northrop common stock.

We have taken advantage of higher Northrop and Baker Hughes common stock prices to reduce our concentrated holdings in these securities.

Our investment in UNOVA is the only investment that we own that is not marked to market through shareholders equity. The fair value of our investment in UNOVA exceeded the carrying value by $182 million at the end of the first quarter of 2005.

Slide 43 (Total Capitalization)

Total debt has increased slightly up $6 million from the end of 2003 through March 31 of this year due solely to the assumption of a mortgage on an investment property. As the result of our increasing shareholders' equity, the total debt to capital ratio decreased from 21.4 at the end of 2003 to 19.7 at the end of March, 2005. We have no plans to significantly change our capital structure in 2005. Our revolving credit agreement expires in August. We plan to replace that facility with a new facility during the second quarter.

That concludes my prepared remarks and now I would like to turn the meeting back over to Dick Vie.

Slide 44 (Unitrin Building Night Scene)

Mr. Richard C. Vie (Chairman of the Board and Chief Executive Officer):

Thanks Eric. That concludes the informal part of our meeting and now I would like to open this up to any questions that you might have.